Exhibit 99.1

Contact:	Tom Henson
(310) 201-3458
thomas.henson@ngc.com
Northrop Grumman Elects Karl J. Krapek to Board of Directors
     LOS ANGELES — Sept. 17, 2008 — Northrop Grumman Corporation (NYSE:NOC) announced today that Karl J. Krapek, former president and chief operating officer of United Technologies Corporation (UTC), has been elected to the company’s board of directors.
     A photo accompanying this release is available at: http://media.primezone.com/noc/
     “Karl Krapek’s industry knowledge, leadership and board experience make him an outstanding addition to our company’s board,” said Ronald D. Sugar, chairman and chief executive officer of Northrop Grumman. “He brings to the table a wide-ranging understanding of complex industrial operations and a track record of creating shareholder value.”
     Krapek retired as president and chief operating officer of UTC in 2002. At UTC, he served 20 years in various management positions, including executive vice president and a director in 1997; president and chief executive officer of Pratt & Whitney in 1992; chairman, president and chief executive officer of Carrier Corporation in 1990; and president of Operations for the Otis Elevator Company in 1989. Prior to joining UTC, he was manager of Car Assembly Operations for the Pontiac Motor Car Division of General Motors Corporation.
     In 2002, Krapek became a co-founder of The Keystone Companies, which develops residential and commercial real estate.
     He is a director of The Connecticut Bank and Trust Company, Alcatel-Lucent, Prudential Financial, Inc. and Visteon Corporation.
     Krapek has been an active volunteer in the Hartford, Conn., area, serving as chairman of the Board of Directors of the Connecticut Capitol Region Growth Council and chairman of the MetroHartford Millennium Management Group. He is vice-chairman of the Board of Trustees of Connecticut State University, for which he chairs the Board’s Finance and Administration Committee. He is also a member of the Board of Directors at St. Francis Care, Inc., and he chairs the Hartford Youth Scholars Foundation.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media

Northrop Grumman Elects Karl J. Krapek to Board of Directors
     He earned a bachelor’s degree in industrial engineering from General Motors Institute, now known as Kettering University, and a master’s degree in industrial administration from Purdue University.
     Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media